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                                                                    EXHIBIT (b)


September 29, 1997

Extendicare Inc.
3000 Steeles Avenue East
Markham, Ontario L3R 9W2
Attention:  Barry L. Stephens

RE:      Acquisition Financing
         ---------------------

Ladies and Gentlemen:

You have advised us that Extendicare Health Services, Inc. (the "Borrower") has formed an acquisition subsidiary (the "Acquisition Subsidiary") and that the Acquisition Subsidiary intends to make an offer (the "Offer") to acquire an existing public company that you have identified to us with a code name of "Camelot" (hereafter "Camelot"). Hereinafter the acquisition of Camelot may be referred to as the "Acquisition". The Acquisition will be structured as a tender offer by the Acquisition Subsidiary for the shares of Camelot, followed by a merger of the Acquisition Subsidiary into Camelot. You have advised us that up to $800 million in senior debt financing will be required in order to effect the Acquisition, to pay the costs and expenses related to the Acquisition, refinance certain existing indebtedness and to provide for ongoing general corporate purposes after completion of the Acquisition and that no external financing will be required in connection with the Acquisition other than the financing described herein and, if elected by the Borrower, the subordinated debt financing described in the attached term sheet (the "Subordinated Debt").

In connection with the foregoing, NATIONSBANK, N.A. ("NATIONSBANK" or the "AGENT") is pleased to advise you of its commitment to provide the full principal amount of the Credit Facilities described in the term sheet attached hereto as Annex I (the "Term Sheet"). NationsBanc Capital Markets, Inc. ("NCMI") is pleased to advise you of its commitment, as Arranger and Syndication Agent for the Credit Facilities, to form a syndicate of financial institutions (the "Lenders") reasonably acceptable to you for the Credit Facilities. All capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Term Sheet.

The commitments of NationsBank and NCMI hereunder are subject to the satisfaction of each of the following conditions precedent in a manner acceptable to NationsBank and NCMI in their sole discretion:

        (a)     each of the terms and conditions set forth herein;

        (b)     each of the terms and conditions set forth in the Term Sheet;

        (c) the absence of a material breach of any representation or warranty of the Borrower set forth herein;

        (d) execution of the fee letter dated the date hereof among the Borrower, NationsBank and NCMI (the "Fee Letter") prior to or concurrently with the acceptance by the Borrower of this letter;

        (e) the negotiation, execution and delivery of definitive documentation with respect to the Credit Facilities consistent with the Term Sheet and otherwise satisfactory to NationsBank and NCMI; and

        (f) there not having occurred and being continuing since the date hereof a material adverse change in the market for syndicated bank credit facilities in the United States or Canada or a material disruption of, or a material adverse change in, financial, banking or capital market conditions in the United States or Canada, in each case as determined by NationsBank and NCMI in their sole discretion.

NationsBank will act as Agent for the Credit Facilities and NCMI will act as Arranger and Syndication Agent for the Credit Facilities. No additional agents will be appointed without the prior approval of NationsBank and NCMI.

Furthermore, the commitments of NationsBank and NCMI hereunder are based upon the financial and other information regarding the Borrower, Camelot and their respective subsidiaries previously provided to NationsBank and NCMI and are subject to the condition, among others, that there shall not have occurred after the date of such information, in the opinion of NationsBank and NCMI, any material adverse change in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower and its subsidiaries or Camelot and its subsidiaries, in either case taken as a whole. If the continuing review by NationsBank and NCMI of the Borrower or Camelot discloses information relating to conditions or events not previously disclosed to NationsBank and NCMI or relating to new information or additional developments concerning conditions or events previously disclosed to NationsBank and NCMI which NationsBank and NCMI in their sole discretion believe could be reasonably likely to have a material adverse effect on the condition (financial or otherwise), assets, properties, business, operations or prospects of the Borrower or Camelot, NationsBank and NCMI may, in its sole discretion, suggest alternative financing amounts or structures that ensure adequate protection for the Lenders or decline to participate in the proposed financing.

You agree to actively assist NationsBank and NCMI in achieving a syndication of the Credit Facilities that is satisfactory to NationsBank, NCMI and you. In the event that such syndication cannot be achieved in a manner satisfactory to NationsBank and NCMI under the structure outlined in the Term Sheet you agree to cooperate with NationsBank and NCMI in developing an alternative structure that will permit a satisfactory syndication of the Senior Credit Facilities. Syndication of the Credit Facilities will be accomplished by a variety of means, including direct contact during the syndication between senior management and advisors of the Borrower and




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Camelot, and the proposed Lenders. To assist NationsBank and NCMI in the syndication efforts, you hereby agree to (a) provide and cause your advisors to provide NationsBank and NCMI and the other Lenders upon request with all information reasonably deemed necessary by NationsBank and NCMI to complete syndication, including but not limited to information and evaluations prepared by the Borrower and Camelot and their advisors, or on their behalf, relating to the Acquisition, (b) assist NationsBank and NCMI upon their reasonable request in the preparation of an Information Memorandum to be used in connection with the syndication of the Credit Facilities and (c) otherwise assist NationsBank and NCMI in their syndication efforts, including by making available officers and advisors of the Borrower and Camelot and their subsidiaries from time to time to attend and make presentations regarding the business and prospects of the Borrower and Camelot and their subsidiaries, as appropriate, at a meeting or meetings of prospective Lenders. You further agree to refrain from engaging in any additional financings for Camelot (except as described in this letter and except, if elected by the Borrower, the Subordinated Debt) during such syndication process unless otherwise agreed to by NationsBank and NCMI.

It is understood and agreed that NationsBank and NCMI, after consultation with you, will manage and control all aspects of the syndication, including decisions as to the selection of proposed Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender participating in the Credit Facilities will receive compensation from you outside the terms contained herein and in the Term Sheet in order to obtain its commitment. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole discretion of NationsBank and NCMI and that any syndication prior to execution of definitive documentation will reduce the commitment of NationsBank.

You hereby represent, warrant and covenant that (i) to the best of your knowledge all information, other than Projections (as defined below), which has been or is hereafter made available to NationsBank and NCMI or the Lenders by you or any of your representatives in connection with the transactions contemplated hereby ("INFORMATION") is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading and (ii) all financial projections concerning the Borrower and Camelot that have been or are hereafter made available to NationsBank and NCMI or the Lenders by you or any of your representatives (the "PROJECTIONS") have been or will be prepared in good faith based upon reasonable assumptions. You agree to furnish us with such Information and Projections as we may reasonably request and to supplement the Information and the Projections from time to time until the closing of the Credit Facilities ("Closing") so that the representation and warranty in the preceding sentence is correct on the such date. In arranging and syndicating the Credit Facilities, NationsBank and NCMI will be using and relying on the Information and the Projections without independent verification thereof.

By executing this letter agreement, you agree to reimburse NationsBank and NCMI from time to time on demand for all reasonable out-of-pocket fees and expenses (including, but not limited to, the reasonable fees, disbursements and other charges of Moore & Van Allen, PLLC, as counsel to NationsBank and the other Lenders) incurred in connection with the Credit Facilities and the preparation of the definitive documentation for the Credit Facilities and the other transactions contemplated hereby.

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In the event that NationsBank or NCMI becomes involved in any capacity in any action, proceeding or investigation in connection with any matter contemplated by this letter (other than any action, proceeding or investigation from or arising out of the gross negligence or willful misconduct of NationsBank or
NCMI), the Borrower will reimburse NationsBank and NCMI for their reasonable legal and other expenses (including the cost of any investigation and preparation) as they are incurred by NationsBank or NCMI. The Borrower also agrees to indemnify and hold harmless NationsBank, NCMI and their affiliates and their respective directors, officers, employees and agents (the "Indemnified Parties") from and against any and all losses, claims, damages and liabilities, joint or several, related to or arising out of any matters contemplated by this letter (including, without limitation, the Acquisition), unless and only to the extent that it shall be finally judicially determined that such losses, claims, damages or liabilities resulted primarily from the gross negligence or willful misconduct of NationsBank or NCMI.

The provisions of the immediately preceding two paragraphs shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this letter agreement or the commitment of NationsBank and NCMI hereunder.

As described herein and in the Term Sheet, NCMI will act as Arranger and Syndication Agent for the Credit Facilities. NationsBank reserves the right to allocate, in whole or in part, to NCMI certain fees payable to NationsBank in such manner as NationsBank and NCMI agree in their sole discretion. You acknowledge and agree that NationsBank may share with any of its affiliates (including specifically NCMI) any information relating to the Credit Facilities, the Borrower, Camelot and their subsidiaries and affiliates.

This letter agreement may not be assigned by the Borrower without the prior written consent of NationsBank and NCMI.

If you are in agreement with the foregoing, please execute and return the enclosed copy of this letter agreement no later than noon, Eastern Daylight Savings Time, on September 30, 1997. This letter agreement will become effective upon your delivery to us of executed counterparts of this letter agreement and the Fee Letter and, without limiting the more specific terms hereof and of the Term Sheet, you agree upon acceptance of this commitment to pay the fees set forth in the Term Sheet and in the Fee Letter. This commitment shall terminate if not so accepted by you prior to that time. Following acceptance by you, this commitment will terminate on December 31, 1997, unless the Credit Facilities are closed by such time.

Except as required by applicable law, this letter and the Fee Letter and the contents hereof and thereof shall not be disclosed by you to any third party without the prior consent of NationsBank and NCMI, other than to Camelot in connection with the Offer and to your attorneys, financial advisors and accountants, in each case to the extent necessary in your reasonable judgment. Without limiting the foregoing, in the event that you disclose the contents of this letter in contravention of the preceding sentence, you shall be deemed to have accepted the terms of this letter and the Fee Letter.

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This letter may be executed in counterparts which, taken together, shall constitute an original. This letter, together with the Term Sheet and the Fee Letter, embodies the entire agreement and understanding among NationsBank, NCMI and the Borrower with respect to the specific matters set forth herein and supersedes all prior agreements and understandings relating to the subject matter hereof. No party has been authorized by NationsBank or NCMI to make any oral or written statements inconsistent with this letter. THIS LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA, WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW.

                                Very truly yours,

                                NATIONSBANK, N.A.

                                By:_____________________________________
                                Title:__________________________________

                                NATIONSBANC CAPITAL MARKETS, INC.

                                By:_____________________________________
                                Title:__________________________________

ACCEPTED AND AGREED TO:

EXTENDICARE HEALTH SERVICES, INC.

By:________________________________
Title:_____________________________
Date:______________________________



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                                     ANNEX I

                        EXTENDICARE HEALTH SERVICES, INC.

                          SUMMARY OF TERMS & CONDITIONS

================================================================================


BORROWER:           Extendicare Health Services, Inc., a wholly owned subsidiary of Extendicare Holdings, Inc. (the "Parent").

GUARANTORS:         The Credit Facilities shall be guaranteed by the Parent and all existing and hereafter acquired direct and indirect domestic subsidiaries of the Parent and the Borrower. All guarantees shall be guarantees of payment and not of collection.

AGENT: NationsBank, N.A. (the "Agent" or "NationsBank") will act as sole and exclusive administrative and collateral agent. As such, NationsBank will negotiate with the Borrower, act as the primary contact for the Borrower and perform all other duties associated with the role of exclusive administrative agent. No other agents or co-agents may be appointed without the prior written consent of NationsBank and NCMI.

ARRANGER &
SYNDICATION AGENT:  NationsBanc Capital Markets, Inc. ("NCMI").

LENDERS: A syndicate of financial institutions (including NationsBank) arranged by NCMI, which institutions shall be acceptable to the Borrower and the Agent (collectively, the "Lenders").

CREDIT FACILITIES:  An aggregate principal amount of up to $800 million will be available under the conditions hereinafter set forth:

                    REVOLVING CREDIT FACILITY: $200 million revolving credit facility, which will include a $50 million sublimit for the issuance of standby and commercial letters of credit (each a "Letter of Credit"). Letters of Credit will be issued by NationsBank (in such capacity, the "Fronting Bank"), and each Lender will purchase an irrevocable and unconditional participation in each Letter of Credit.

                    TRANCHE A TERM LOAN FACILITY: $200 million term loan facility.

                    TRANCHE B TERM LOAN FACILITY: $200 million term loan facility.

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                    TRANCHE C BRIDGE LOAN FACILITY: $200 million bridge loan
                    facility.

                    Notwithstanding the foregoing, (i) the Agent reserves the right prior to Closing, in its discretion, to reduce the principal amount of the Tranche A Term Loan Facility and make a corresponding increase in the principal amount of the Tranche B Term Loan Facility (with corresponding changes to the amortization schedule set forth below) and (ii) the Borrower reserves the right, in its discretion, to elect not to utilize the Tranche C Bridge Loan Facility and, in such case, to either (A) cancel the commitment for the Tranche C Bridge Loan Facility and, concurrent with the closing of the Credit Facilities, issue $200 million in subordinated debt on terms and conditions satisfactory to the Agent (the "Subordinated Debt") or (B) notify the Agent at least twenty days prior to the closing of the Credit Facilities that the Borrower has elected not to issue the Subordinated Debt (either concurrent with or after the closing of the Credit Facilities) and request that the Agent allocate the $200 million from the Tranche C Bridge Loan Facility to the Tranche A Term Loan Facility and the Tranche B Term Loan Facility in such amounts as the Agent shall determine in its discretion (with corresponding changes to the amortization schedule set forth below).

PURPOSE: The proceeds of the Credit Facilities shall be used: (i) to refinance the outstanding principal balance of certain existing indebtedness of the Borrower and its subsidiaries in an amount not to exceed $280 million; (ii) to finance the purchase of shares of a target public company that you have identified to us with a code name of "Camelot" (hereafter referred to as "Camelot"), such shares to be acquired in connection with a tender offer (the "Tender Offer") for the shares of Camelot by an acquisition subsidiary to be formed by the Borrower (the "Acquisition Subsidiary") and the merger of the Acquisition Subsidiary into Camelot and the total purchase price for all such shares not to exceed $325 million; (iii) to pay fees and expenses incurred in connection with the acquisition of the shares of Camelot in an amount not to exceed $30 million; (iv) to refinance the outstanding principal balance of certain existing indebtedness of Camelot in an amount not to exceed $110 million and (v) to provide for working capital and general corporate purposes of the Borrower and its subsidiaries.

INTEREST RATES:     The Revolving Credit Facility, Tranche A Term Loan
                    Facility, Tranche B Term Loan Facility and Tranche C
                    Bridge Loan Facility shall bear interest as set forth on Addendum I hereto.

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MATURITY:           The Revolving Credit Facility shall terminate and all
                    amounts outstanding thereunder shall be due and payable in full six years from Closing. The Tranche C Bridge Loan Facility shall be due and payable in full 60 days from Closing.

                    The Tranche A Term Loan Facility and the Tranche B Term Loan Facility shall be subject to repayment according to the Scheduled Amortization, with the final payment of all amounts outstanding, plus accrued interest, being due six years from Closing for the Tranche A Term Loan Facility and seven years from Closing for the Tranche B Loan Term Facility.

AVAILABILITY/
SCHEDULED
AMORTIZATION:       REVOLVING CREDIT FACILITY: Loans under the Revolving Credit
                    Facility ("Revolving Credit Loans", and together with the Term Loans, the "Loans") may be made, and Letters of Credit may be issued subject to availability under the aggregate committed amount for the Revolving Credit Facility.

                    TERM AND BRIDGE LOAN FACILITIES: The loans made under the Tranche B Term Loan Facility ("Tranche B Term Loans") and, if elected by the Borrower, the Tranche C Bridge Loan Facility (the "Tranche C Bridge Loans") will be available in a single borrowing at Closing. The loans made under the Tranche A Term Loan Facility ("Tranche A Term Loans") will be available in two advances. The first advance, to be made at Closing, will be in an amount equal to the committed amount of the Tranche A Term Loan Facility minus the sum of
                    (i) the total cost (at $45 per share) of the shares of Camelot that have not been tendered, and therefore will not be purchased, at the closing of the Tender Offer and (ii) $110 million, representing the indebtedness of Camelot to be refinanced at the time of the merger of the Acquisition Subsidiary into Camelot (such sum being referred to as the "Holdback Amount"). The second advance under the Tranche A Term Loan Facility shall be in an amount not to exceed the Holdback Amount and shall be available on the date of the merger of the Acquisition Subsidiary into Camelot. The commitment for any portion of the Tranche A Term Loan Facility not advanced on the date of such merger will be canceled. The Tranche A Term Loan Facility and the Tranche B Term Loan Facility will be subject to quarterly amortization of principal, based upon the annual amounts shown below (the Scheduled Amortization):

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                                           Tranche A         Tranche B
                                           ---------         ---------
                       Loan year 1         $25 million       $2.0 million
                       Loan year 2         $30 million       $2.0 million
                       Loan year 3         $30 million       $2.0 million
                       Loan year 4         $35 million       $2.0 million
                       Loan year 5         $40 million       $2.0 million
                       Loan year 6         $40 million       $2.0 million
                       Loan year 7         $0                $188 million

SECURITY:           The Agent (on behalf of the Lenders) shall receive a first priority perfected security interest in all of the capital stock of the Borrower and each other subsidiary of the Parent and each of the direct and indirect domestic subsidiaries of the Borrower and 65% of the capital stock of each direct foreign subsidiary of the Parent and the Borrower or any of their domestic subsidiaries (other than the capital stock of Extendicare Holdings Limited), which capital stock shall not be subject to any other lien or encumbrance.

                    The foregoing security shall ratably secure the Credit Facilities and any interest rate swap/foreign currency swap or similar agreements with a Lender (or an affiliate of a Lender) under the Credit Facilities.

MANDATORY
PREPAYMENTS
AND COMMITMENT
REDUCTIONS:         In addition to the amortization set forth above, the Credit
                    Facilities will be prepaid by an amount equal to (a) 100% of the net cash proceeds of all asset sales by the Parent, the Borrower or any subsidiary of the Borrower (including stock of subsidiaries), subject to de minimus baskets and reinvestment provisions to be agreed upon; (b) 100% of the net cash proceeds from the issuance of any debt (excluding certain permitted debt) by the Parent, the Borrower or any subsidiary; and (c) 100% of the net cash proceeds from the issuance of equity by the Parent, the Borrower or any subsidiary. Prepayments shall be applied pro rata to reduce the Tranche A Term Loans and the Tranche B Term Loans and within each tranche pro rata with respect to each remaining installment of principal; PROVIDED HOWEVER, that with respect to clause (b) above the net cash proceeds from the Subordinated Debt shall be applied first to the Tranche C
                    Bridge Loan Facility. No prepayment of the Revolving Credit
                    Facility will be required. Holders of the Tranche B Term
                    Loans may, so long as there is a principal balance outstanding with respect to the Tranche A Term Loans, decline to accept any mandatory prepayment described above and, under such circumstances, all amounts that would otherwise be used to prepay Tranche B

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                    Term Loans above shall be used to prepay Tranche A Term
                    Loans. In the event the Term Loan Facilities shall have been completely repaid, the mandatory payments described above shall be applied to permanently reduce the amount available under the Revolving Credit Facility.

OPTIONAL
PREPAYMENTS
AND COMMITMENT
REDUCTIONS:         The Borrower may prepay the Credit Facilities in whole or in part at any time without penalty, subject to reimbursement of the Lenders' breakage and redeployment costs in the case of prepayment of LIBOR borrowings.

CONDITIONS
PRECEDENT
TO CLOSING:         Usual and customary for financing transactions of this type and for the particular financing transaction contemplated hereby, including but not limited to the following:

                    (i) The negotiation, execution and delivery of definitive documentation with respect to the Credit Facilities satisfactory to NCMI, the Agent and the Lenders. Such documentation shall contain disclosure schedules in form and content satisfactory to the Agent the Borrower shall be able to satisfy all conditions for borrowing set forth in such definitive documentation.

                    (ii) The Agent's satisfactory review and approval of the Agreement and Plan of Merger (the "Merger Agreement") by and among Steeles, Inc., the Acquisition Subsidiary and Camelot and the related Tender Offer documents executed in connection therewith (the "Tender Offer Documents"), together with all schedules and exhibits thereto, regarding the acquisition by the Acquisition Subsidiary of Camelot and the merger of the Acquisition Subsidiary into Camelot, in each case at a per share price for Camelot not to exceed $45. The Merger Agreement and the Tender Offer Documents, together with all schedules and exhibits thereto, which have been approved by the Agent may be referred to collectively as the "Purchase Agreements".

                    (iii) The Acquisition Subsidiary shall have acquired at least a majority of the shares of Camelot pursuant to the terms of, and in compliance with all conditions of, the Purchase Agreements (including without limitation the accuracy of all representations and warranties of Camelot at the time



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

                              of such purchase), and such acquisition of Camelot shares shall have been made without modification, amendment or waiver of any of the terms or conditions set forth in the Purchase Agreements (unless such modification, amendment and/or waiver has been approved in writing by the Agent).

                    (iv) The corporate capital and ownership structure (including articles of incorporation and by-laws), equityholder agreements of the Parent, the Borrower and its subsidiaries, shall be satisfactory to the Agent. Without limiting the generality of the above, the Agent shall be satisfied that the Borrower shall have received the proceeds of a net capital contribution by the Parent of at least $45 million in common equity.

                    (v) If the Borrower elects to terminate the commitment for the Tranche C Bridge Loan Facility and close on the Subordinated Debt (as more particularly described in the paragraph titled "Credit Facilities"), the Subordinated Debt shall have been issued on terms and conditions acceptable to the Agent and the proceeds thereof shall have been used by the Borrower to purchase shares of Camelot in connection with the closing of the Tender Offer.

                    (vi) The Agent shall have received and, in each case, approved a pro forma consolidated balance sheet of the Borrower as of Closing giving effect to the acquisition of Camelot and the financings and other transactions contemplated hereby and reflecting estimated purchase price accounting adjustments, and such other information relating to the acquisition of Camelot as the Agent may require. The pro forma consolidated income statement shall indicate a minimum EBITDA level of $160,000,000.

                    (vii) There shall not have occurred a material adverse change since December 31, 1996 in the business, assets, operations, condition (financial or otherwise) or prospects of the Borrower and its subsidiaries or Camelot and its subsidiaries, in either case taken as a whole, or in the facts and information regarding such entities as represented to date.

                    (viii) The Agent shall have been satisfied, acting reasonably, with the environmental condition to all material real

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
                              properties owned or leased by the Borrower, Camelot and their subsidiaries.

                    (ix) The Agent shall have received a satisfactory opinion as to the solvency of the Borrower and the Guarantors (after giving effect to the acquisition of Camelot and the incurrence of indebtedness related thereto) from an independent firm acceptable to the Agent.


                    (x) The Agent shall have received (a) satisfactory opinions of counsel to the Borrower and the Guarantors (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of the documents for the Credit Facilities) and such resolutions, certificates and other documents as the Agent shall reasonably require and (b) satisfactory evidence that the Agent (on behalf of the Lenders) holds a perfected, first priority lien in all collateral for the Credit Facilities, subject to no other liens except for permitted liens to be determined.

                    (xi) Receipt of all governmental, equityholder and third party consents (including Hart-Scott-Rodino clearance and the consent, if necessary, of any existing lenders, lessors and/or bondholders to the extent that such indebtedness is to remain in place after the closing of the Credit Facilities) and approvals necessary or, in the opinion of the Agent, desirable in connection with the acquisition of Camelot and the related financings and other transactions contemplated hereby and expiration of all applicable waiting periods without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on the Borrower or any of its subsidiaries or Camelot or any of its subsidiaries or such related financings or other transactions contemplated hereby or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the judgment of the Agent could have such effect.

                    (xii) The absence of any action, suit, investigation or proceeding pending or threatened in any court or before any arbitrator or governmental authority that purports to affect the Borrower, Camelot or any of their subsidiaries or the financings and other transactions contemplated hereby, or that could reasonably be expected to have a material adverse effect on the Borrower and its subsidiaries or Camelot and its subsidiaries, in either case


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

                              taken as a whole, or such financings or other transactions contemplated hereby or on the ability of the Borrower and the Guarantors to perform their respective obligations under the documents to be executed in connection with the Credit Facilities.

                    (xiii) The Parent, the Borrower and its subsidiaries shall be in compliance with all material existing financial obligations (after giving effect to the acquisition of Camelot). The Borrower shall refinance at least $280 million in existing indebtedness with loans made under the Credit Facilities at Closing (or such lesser amount as may be agreed to by the Agent in its discretion).

                    (xiv) The Borrower shall have paid to the Lenders and the Agent all fees and expenses due and payable at Closing.

REPRESENTATIONS &
WARRANTIES:         Usual and customary for financing transactions of this type and for the particular financing transaction contemplated hereby, including but not limited to the following: (i) corporate status; (ii) corporate power and authority/enforceability; (iii) no violation of law or contracts or organizational documents; (iv) no material litigation; (v) correctness of specified financial statements and no material adverse change; (vi) no required governmental or third party approvals; (vii) use of proceeds/compliance with margin regulations; (viii) status under Investment Company Act; (ix) ERISA; (x) environmental matters; (xi) perfected liens and security interests; and
                    (xiii) payment of taxes.


COVENANTS:          Usual and customary for financing transactions of this type and for the particular financing transaction contemplated hereby, including but not limited to the following: (i) delivery of financial statements and other reports; (ii) delivery of compliance certificates: (iii) notices of default, material litigation and material governmental and environmental proceedings; (iv) compliance with laws; (v) payment of taxes; (vi) maintenance of insurance; (vii) limitation on liens; (viii) limitations on mergers, consolidations and sales of assets; (ix) limitations on incurrence of debt (which shall permit the issuance of the Subordinated Debt if the Borrower elects to close on the Tranche C Bridge Loan Facility); (x) limitation on dividends
                    (which limitation will provide that dividends may be paid if the Total Leverage Ratio, as described below, is less than
                    2.5 to 1.0), (xi) limitations on stock redemptions and the redemption and/or prepayment of other debt; (xii) limitations on investments and acquisitions; (xiii)

                    ERISA; (xiv) limitation on transactions with affiliates;
                    (xv) limitation on capital expenditures; (xvi) consummation of the merger of the Acquisition Subsidiary into Camelot within ninety days of Closing, with the price per share paid for the remaining Camelot stock in connection with such merger not to exceed $45 and with the existing funded debt of Camelot being refinanced at the time of such merger with the second advance under the Tranche A Term Loan Facility; and (xvii) the execution by the Borrower within six months of Closing of interest rate protection agreements satisfactory to the Agent, which agreements provide coverage for at least $275 million if the Subordinated Debt is not outstanding and at least $75 million if the Subordinated Debt is outstanding.

                    Financial covenants to be measured quarterly (on a rolling four quarter basis, if applicable) and to include (without limitation):


                    - Maintenance at all times of a minimum Net Worth, to be increased by 50% of net income and 100% of net proceeds from the issuance of equity,

                    - Maintenance on a rolling four quarter basis of a maximum Senior Leverage Ratio (total senior adjusted funded debt/EBITDAR), and

                    - Maintenance on a rolling four quarter basis of a maximum Total Leverage Ratio (total adjusted funded debt/EBITDAR),

                    - Maintenance on a rolling four quarter basis of a minimum Fixed Charge Coverage Ratio (EBITDAR less maintenance capital expenditures less cash taxes)/(interest expense + scheduled principal repayments + rents + dividends), and

                         Adjusted funded debt for purposes of the leverage ratios will be defined as funded debt plus annual operating rents multiplied by eight.



EVENTS OF DEFAULT:  Usual and customary for financing transactions of this type and for the particular financing transaction contemplated hereby, including but not limited to the following: (i) nonpayment of principal, interest, fees or other amounts;
                    (ii) violation of covenants; (iii) inaccuracy of representations and warranties; (iv) cross-default to other material agreements and indebtedness; (v) bankruptcy or insolvency; (vi) material judgments; (vii) ERISA; (viii) actual or asserted invalidity of any loan documents or security interests; or (ix) Change in Control, which shall be deemed occur if (a) the Parent shall fail to own directly 100% of the capital stock of the Borrower, or (b) other than Scotia Investments Limited and Kingfield Investments Limited (acting in concert under a shareholders agreement), a person or any group, and any affiliate of any such person shall beneficially own, directly or indirectly, an amount of the outstanding capital stock of Extendicare Inc. entitled to 35% or more of the voting power of all the outstanding capital stock of Extendicare Inc.

ASSIGNMENTS/
PARTICIPATIONS:     Each Lender will be permitted to make assignments to other financial institutions approved by the Borrower and the Agent, which approval shall not be unreasonably withheld.
                    Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate, and maturity date. An assignment fee of $3,500 is payable by the Lender to the Agent upon any such assignment occurring (including, but not limited to an assignment by a Lender to another Lender).

WAIVERS &
AMENDMENTS:         Amendments and waivers of the provisions of the loan
                    agreement and other definitive credit documentation will require the approval of Lenders holding loans and commitments representing more than 50% of the aggregate amount of loans and commitments under the Credit Facilities, except that (a) the consent of all the Lenders affected thereby shall be required with respect to (i) increases in commitment amounts, (ii) reductions of principal, interest or fees, (iii) extensions of final maturities, (iv) releases of all or substantially all collateral and (v) releases of all or substantially all guarantors and (b) the consent of the Lenders holding at least 50% of the Tranche A Term Loan
                    Facility and at least 50% of the Tranche B Term Loan
                    Facility shall be required with respect to any amendment that changes the allocation of any payment between the Tranche A and Tranche B Term Loan Facilities.

INDEMNIFICATION:    The Borrower shall indemnify the Lenders from and against
                    all losses, liabilities, claims, damages or expenses relating to their loans, the Borrower's use of loan proceeds or the commitments, including but not limited to reasonable attorneys' fees and settlement costs. This indemnification shall survive and continue for the benefit of the Lenders at all times after the Borrower's acceptance of the Lenders' commitment for the Credit Facilities, notwithstanding any failure of the Credit Facilities to close.

CLOSING:            On or before December 31, 1997.

GOVERNING LAW:      New York.

FEES/EXPENSES:      As outlined in ADDENDUM I

OTHER: This term sheet is intended as an outline only and does not purport to summarize all the conditions, covenants, representations, warranties and other provisions which would be contained in definitive legal documentation for the Credit Facilities contemplated hereby. Each of the Borrower and the Guarantors shall waive its right to a trial by jury.

                                   ADDENDUM I

                                FEES AND EXPENSES

COMMITMENT FEE:     A per annum Commitment Fee (calculated on the basis of
                    actual number of days elapsed in a year of 360 days) on the unused portion of the Revolving Credit Facility shall commence to accrue on the closing of the Revolving Credit
                    Facility and shall be paid quarterly in arrears. The
                    Commitment Fee shall initially be equal to .375% and shall be subject to adjustment as set forth in the pricing grid below.

INTEREST RATES:     The Revolving Credit Facility and Tranche A Term Loan
                    Facility shall bear interest at a rate equal to LIBOR plus
                    1.75% or the Alternate Base Rate (defined as the higher of (i) the NationsBank prime rate and (ii) the Federal Funds rate plus 1/2%) plus .25%, and the Tranche B Term Loan
                    Facility and the Tranche C Bridge Loan Facility shall bear interest at a rate equal to LIBOR plus 2.0% or the Alternative Base Rate plus 1.0%; provided, that (A) the percentage margins for LIBOR loans and Alternate Base Rate loans outstanding under the Revolving Credit Facility and the Tranche A Term Loan Facility will be subject to performance pricing adjustments as set forth in the pricing grid below, (B) there will be a one tier pricing adjustment of .25% available for the LIBOR loans outstanding under the Tranche B Term Loan Facility upon the Borrower obtaining a
                    Total Leverage Ratio to be agreed upon, and (C) if, during the 180 day period following the Closing, any breakage costs, charges or fees are incurred with respect to LIBOR loans on account of the syndication of the Credit
                    Facilities, the Borrower shall immediately reimburse the Agent for any such costs, charges or fees. Such right of reimbursement to be in addition to and not in limitation of customary cost and yield protection.

                    The election of interest rates shall be made by the Borrower and the Borrower may select interest periods of 1, 2, 3 or 6 months for LIBOR loans, subject to availability.

                    A penalty rate shall apply on all loans in the event of default at a rate per annum of 2% above the applicable interest rate.

PERFORMANCE
PRICING: The LIBOR and Alternate Base Rate margins for the Revolving Credit Facility and the Tranche A Term Loan Facility will be subject to performance pricing adjustments commencing with the delivery of the June 30, 1998 financial statements, based upon the Borrower's maximum Total Leverage Ratio, as set forth below:


                          Applicable               Applicable            Applicable
                            Total                Percentage for        Percentage for       Percentage for
                           Leverage                  LIBOR             Alternate Base        Commitment
                            Ratio                    Loans                  Loans               Fee
                            -----                    -----                  -----               ---
                       Less than or equal
                       to 3.0 to 1.0                 .75%                    0%                .25%

                       Less than or equal to
                       3.5 to 1.0 but
                       greater than 3.0 to 1.0       1.00%                   0%                .25%

                       Less than or equal to
                       4.0 to 1.0 but
                       greater than 3.5 to 1.0       1.25%                 .25%              .3125%

                       Less than or equal to
                       to 4.5 to 1.0 but greater     1.50%                 .50%              .3125%
                       than 4.0 to 1.0

                       Less than or equal            1.75%                 .75%               .375%
                       to 5.0 to 1.0 but
                       greater than 4.5 to 1.0

                       Greater  than 5.0 to 1.0      2.00%                 1.0%                .50%

COST AND YIELD
PROTECTION:         The usual for transactions and facilities of this type,
                    including, without limitation, in respect of prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset.

LETTER OF
CREDIT FEES:        The Borrower shall pay a per annum standby letter of credit fee on the outstanding amount of all standby Letters of Credit. The applicable standby letter of credit fee shall be the percentage margin for LIBOR loans outstanding under the Revolving Credit Facility. The standby letter of credit fee shall be due quarterly in arrears and shared proportionately by the Lenders.

                    In addition, the Borrower shall pay the Agent for its own account a per annum facing fee of 1/8% on the outstanding amount of all standby Letters of Credit. The standby letter of credit facing fee shall be due quarterly in arrears.

EXPENSES:           Borrower will pay all reasonable costs and expenses
                    associated with the preparation, due diligence, administration, syndication and enforcement of all documents executed in connection with the Credit Facilities, including without limitation, the reasonable legal fees of the Agent's counsel regardless of whether or not the Credit Facilities are closed.